PRESS RELEASE FOR IMMEDIATE RELEASE For more information contact Stephen Bianchi, Chief Executive Officer 2174 Eastridge Center, Eau Claire, WI 54701 (715) 836-9994 Ext. 11007 | sbianchi@ccf.us www.ccf.us Citizens Community Federal National Association Appoints New Board Member Altoona, WI, September 15, 2022 – Citizens Community Federal National Association (“CCFBank®”), a wholly-owned subsidiary of Citizens Community Bancorp, Inc., appointed William “Bill” Bertrand to the CCFBank® board of directors, effective September 15, 2022. “We are pleased to add Bill as a director to our bank board as we expand our community outreach and develop strong succession planning for the company”, said Steve Bianchi, President/CEO. Bianchi added, “The Board’s efforts to attract a highly skilled business person with a strong network and reputation is a priority for community banks like Citizens. We believe Mr. Bertrand’s skills will add to our already strong board.” Mr. Bertrand, a resident of the Chippewa Valley, is the owner of One Automotive which owns the Mazda and Volkswagen Audi dealerships in our area. He is currently a member of the National Dealer Advisory Council for Mazda North America and is active promoting his industry. Mr. Bertrand also serves on the Board of Directors of Joshua’s Camp in the area which serves families that have a child under 17 years of age being treated for cancer or are recovering from their disease. CCFBank®, based in Altoona, WI since 1939, is a commercial bank with 25 branches in Wisconsin and Minnesota. The bank’s primary services include commercial, agricultural and consumer banking services, and home loans serviced in Eau Claire, WI. ###